Exhibit 99.1

Final Full Script
Sonus Networks Reports Financial Results For Q4 FY2003,
Fiscal Year 2003 And Q1 FY2004

Jocelyn Philbrook, director of investor relations:

     Thank you. Good morning everyone. Thank you for joining us today as we discuss our financial results through the first quarter of fiscal 2004, including our restated results for fiscal 2001, 2002 and the first three quarters of 2003. With me today are Sonus' Chairman and CEO, Hassan Ahmed and President and Chief Operating Officer, Bert Notini. Also on the call today is Sonus' Chief Accounting Officer and Controller, Brad Miller.

     The press release announcing our financial results for the fourth quarter and the year ended 2003 and the first quarter of 2004 and our restatements was issued yesterday on Business Wire and on First Call. The text of this release also appears on our Web site at www.sonusnet.com.

     Before Hassan offers his opening remarks, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company's financial performance.

     These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved.

     For discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to the risk factor section of our annual report on Form 10-K/A dated July 28, 2004 and the "Cautionary Statements" section of our quarterly report on Form 10-Q dated July 28, 2004.

     Risk factors include, among others, the possibility that we may be delisted from Nasdaq, risks associated with the investigation of the Company by the SEC, difficulties or delays encountered in the completion of the preparation of our financial statements for the second quarter, the continued adverse effect of developments in the telecommunications industry, Sonus' ability to grow its customer base, dependence on new product offerings, market acceptance of its products, competition from large incumbent vendors, rapid technological and market change and manufacturing and sourcing risks. In addition, any forward-looking statements represent Sonus' views only as of today and should not be relied upon as representing Sonus' views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

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     In addition, because we were unable to give several days notice of this call, the statements that we make on this call are not considered valid public disclosure for purposes of Regulation FD.

     To address this, we have filed a Form 8K with the SEC containing our script for this call. However, because it was obviously impossible for us to include in that script the responses to questions asked on this call, our responses to questions must be limited to the information covered in our prepared remarks. Please bear that in mind if we are unable to address certain questions you may wish to ask on this call.

     I would now like to turn the call over to Hassan.


     Hassan Ahmed, chairman and chief executive officer:

     Thanks Jocelyn. Good morning everyone and thank you for joining us. During the last week, we have continued to work diligently to complete the final steps required to file our 2003 Form 10-K/A and Form 10-Q for the first quarter of 2004. I am now pleased to report that last night Sonus filed its Form 10-K/A for fiscal 2003 along with its quarterly report for the first quarter of 2004 and is now once again in compliance with the SEC periodic reporting requirements. Yesterday morning, Sonus reported that it was requesting an additional brief exception from the Nasdaq to regain compliance with its listing requirements. Prior to filing our financial statements last night, the Nasdaq notified Sonus that our stock would be delisted from the Nasadaq National Market effective August 2nd because we had not come into compliance with our filing requirements. With last night's filings, Sonus has requested that its common stock remain listed on the Nasdaq National Market because the Company is now in compliance with Nasdaq's filing requirement and is awaiting a determination from Nasdaq.

     As a result of our financial review, Sonus has restated its results for fiscal 2001, 2002 and for the nine months ended September 30, 2003. Joining us on the call today is Brad Miller, our new chief accounting officer and controller, who will take you through the details of the restatement and our most recent financial results later in this call.

     As we reported to your earlier, Sonus has, over the last six months, completed a thorough and exhaustive examination of our financial and accounting records. This review, designed to ensure the integrity of our financial reporting, initially focused on our financial statements for 2003 and 2002, and in early April, we expanded this to include a full financial review of fiscal year 2001.

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     It is important to note the comprehensive scope and detailed nature of our review. This has been a dedicated, non-stop effort by the Sonus team, our Audit Committee, our auditors and other outside professionals. We have gone to extraordinary lengths to analyze our customer arrangements and ensure the accuracy of our accounting for them. Sonus and our auditors have reviewed not only our customer contracts but also customer presentations, product roadmaps, price lists and emails. The restatement of our historical financial statements that we filed yesterday in our 10-K/A is the outcome of this extensive and multi-faceted review.

     I want to assure you that while we recognize this review period has been lengthy, our review has been thorough and our actions have been deliberate to ensure the integrity of our financial reporting. Because of this diligence, I am pleased to be reporting to you results in which you can be confident and which form a solid foundation for our company moving forward.

     I would now like to spend a few minutes outlining the primary results of our financial review and the factors that led us to today's restatements.

     As we discussed on our last conference call, a major focus of our review was on the timing of revenue recognition. Sonus recognizes revenue on all of its products and services under the software revenue recognition rules, which involve numerous judgments and the interpretation of complex accounting rules. The largest restatement to revenue results from a change in judgment after a detailed technical accounting evaluation for one particular customer arrangement.

     Sonus and its auditors completed a broad factual and accounting analysis of the transactions with the customer including a review of our contracts, presentations, product roadmaps and customer discussions. As a result of that analysis, we have reached new accounting conclusions for this transaction. A substantial amount of revenue was deferred from fiscal 2001 to 2002 based on the interpretation that a specified product upgrade created as a result of a presentation made to the customer which became part of the overall customer arrangement and had not been appropriately accounted for in prior periods. Accordingly, the revenue was deferred until a specific software release became available.

     We also have reached a new conclusion concerning a subsequent transaction with this customer. In that case we determined that revenue had to be deferred from the first three quarters of 2003 largely into the fourth quarter when a particular software release became available. Under the accounting rules, this was necessary because there was inadequate vendor specific objective evidence to individually value a portion of the product being delivered and so all revenue was deferred until the particular software release was delivered. As these examples show, and as we have stated repeatedly throughout this process, revenue reported to you was the result of valid transactions. While our reported revenue declined in some prior periods, it resulted in an increase to deferred revenue during those same periods. Our overall deferred revenue balance is significantly higher than our previously reported level driven by several factors that Brad will outline momentarily.

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     I would now like to turn to our performance during the fourth quarter of
2003. In the fourth quarter of 2003 our revenues increased substantially to $46.4 million. This was driven in part by the shift of $12.1 million in revenues from prior quarters into the fourth quarter, but more importantly by the overall progress in our business. Additionally, our deferred revenues increased in the fourth quarter to $87.0 million. We grew our profits in Q4 as well, resulting in earnings of $0.03 per share. Sonus also reported a positive cash flow in the fourth quarter, with $4.7 million generated from operations, ending the year with a very strong balance sheet of $305 million in cash, cash equivalents and marketable securities.

     Our revenue growth in the fourth quarter was fueled by a mix of new customers and existing accounts that are expanding their adoption of Sonus' voice over IP technologies.

     We are very excited to note that our first wireless service provider customer, AT&T Wireless, was a 10% customer for the full year 2003. We rolled out our wireless product offering in early 2003, bringing to wireless operators powerful opportunities for reducing their network costs and we are very pleased to have the strength of our technologies recognized by one of the largest wireless operators in the United States. Furthermore, there are already over 1 billion minutes per month of use running across Sonus solutions in wireless networks today. On the wireline side, Qwest Communications, Global Crossing and Verizon were also 10% customers for 2003 as they continued to roll out their Sonus-based networks.

     During the first quarter of 2004, Sonus continued to grow its business, reporting revenues of $36.5 million and deferred revenues of $94.8 million. The sequentially lower Q1 revenue result reflects the deferral of revenues from prior periods into Q4 `03. For Q1, our 10% customers were Qwest Communications, Verizon and Softbank Broadband in Japan. Sonus announced earlier this year that Softbank Broadband began deploying a Sonus-based voice over IP network. We are pleased that Sonus has been selected by one of the leading voice over broadband providers in Japan. Net earnings in the first quarter were $3.0 million or $0.01 per share. Our cash and marketable securities balance was $308 million at the end of Q1.

     Turning now to our second quarter, there is an incredible amount of excitement in our industry and at Sonus. I am going to reserve my comments on Q2 until we report our second quarter results. However, I do want to give you a perspective on the progress Sonus is continuing to make in its business.

     These are exciting times. Large carriers around the world are realizing the power of voice over IP solutions and are reaping the benefits in their networks. For Sonus, we already count many of these carriers as customers, and we continue to focus on expanding our presence within these networks and to win positions with new customers. During 2004, we have continued to grow our business, with new customer activity and increased activity with our existing customers.

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     Sonus has continued to build on the momentum we established during 2003, with the expansion of our business in the wireless and access markets. Our Motorola partnership has extended our wireless solution into the access portion of wireless operators' networks. Through our partnership with Motorola, we are already being deployed in wireless networks in Brazil, Russia and Bangladesh. Additionally, Sonus continues to grow its access deployments. In addition to Qwest's announcement of its network expansion at Supercomm, NTT also continues to add subscribers to their Sonus-based packet voice access network. NTT was one of our first access customers and we are excited that they continue to grow their subscriber base.

     We are pleased with our progress during this period and look forward to providing you with a more detailed update on our progress in the second quarter when we report our results.

     Before I turn the call over to Bert, let me briefly remind you of the important growth drivers for Sonus and our industry. The market is evolving rapidly as carriers and service providers worldwide are transforming their networks to packet voice. Sonus has been solely focused on this mission for the last seven years. During that time, we have worked with some of the largest carriers to build successful voice over IP trunking networks. While we have built some very large networks, there is still a substantial amount of growth yet to be realized in the trunking market. Today, service providers are also starting to deploy voice over IP solutions in the access or local portion of their networks. The strength of our access solutions was first proven outside the U.S. where broadband penetration is highest. Driven in large part by recent regulation, we are now starting to see service providers in the United States adopt voice over IP solutions in the access portion of the network. This is an exciting phase in the development of the market and we expect that access revenues will be a meaningful component of our business in 2004. Additionally, the wireless market continues to be an important growth driver for Sonus. We expanded our focus beyond the core of the wireless operators' networks through our partnership with Motorola. That partnership is already beginning to yield results. Over time, we expect that the wireless market will be an important component of our revenues. As the market expands beyond trunking applications, Sonus' business is continuing to grow into new segments. In sum, this is an exciting point in the development of the packet voice market. We are confident in our leadership position and are working hard every day to continue to build on it.

     With that, I would now like to turn the call over to Bert.

     Bert Notini, president and chief operating officer :

     Thank you Hassan and good morning everyone. Since joining Sonus management a little more than 100 days ago, I have been focused on keeping our growth momentum going while improving our operational execution and controls environment. As our growth expands our global enterprise, constantly enhancing our operating practices and infrastructure is critical to our ability to scale rapidly and meet the needs of our customers.

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     The first aspect of this effort has been completing the review and audit of our historical financial results and identifying areas where our control environment needs improvement. By filing last night our 10-KA for 2003 and our 10Q for the first quarter of 2004, and becoming current on our SEC filings, this first phase has been successfully completed.

     As the next step, we have begun implementing a robust set of controls and process infrastructure to support our business operations and financial reporting, and in fact we have already made progress in that direction. For example, Brad Miller our new Chief Accounting Officer and Controller joined us in May and has led the effort to complete our financial review and filings. He also has already added two other new, talented individuals to our finance team and made improvements to the structure of the organization. In addition, we have created a new centralized bid and proposal group to help us understand and respond more effectively to our customer requirements, allocate our resources and track activity from a financial reporting perspective. Finally we have made some additional systems investments to streamline our operations. A number of other initiatives are also under way which will strengthen Sonus and improve our operations as we move forward.

     Before I turn the call over to Brad to review the restatements and our recent financial performance, I would also like briefly to comment on the SEC's formal investigation of Sonus. As you know, Sonus announced in February that it had voluntarily notified the SEC of our Audit Committee's independent investigation following the delay in reporting our fourth quarter results. Since that time we have been cooperating fully with the SEC and providing periodic updates during our Audit Committee's investigation, which has now been completed. The SEC has now begun its formal investigation process and we will be cooperating fully with them. This process typically takes some time, but we look forward to moving through it as quickly as possible. At this stage, there is nothing further we can report so we will not be able to provide any additional details in the Q&A.

     Let me now turn the call over to Brad

     Brad Miller, chief accounting officer and controller:

     Thanks Bert. I will begin by walking through the major elements of our restated financial statements for fiscal years 2001 and 2002, and for the nine months ended September 30, 2003. For additional details, I refer you to the restatement discussion in the 10K-A we filed last night. Please note that in my review I will not be breaking out the results by quarter, although some of that information is in the 10K-A. We will be filing as soon as practicable amended 10Qs for the first three quarters of 2003, which will contain the detailed quarterly restatements for 2003, and for 2002 on a comparative basis, all of which will be consistent with yesterday's filings.

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     Following the summary of our restatements, I will review the details of our financial performance for the fourth quarter of 2003 and the first quarter of 2004.

     Turning now to the restatements, the changes we have made fall broadly into six categories: first and foremost, revenue timing; second, accrual and reserve balances; third, valuation of intangibles; fourth, restructuring; fifth, balance sheet reclassifications; and sixth, equity. I would note that all of these changes are non-cash adjustments, other than certain balance sheet adjustments, which resulted in cash increasing at the end of certain periods.

Revenue

     Starting with revenue timing, we have indicated in the past that this was the primary focus of our analysis. It is important to note, with the amount of value added software in our solutions, we recognize revenue under Statement of Position 97-2, which is the principal software revenue recognition rule. Most of our sales transactions are generated from complex, multi-year contractual arrangements with multiple elements requiring significant analysis with respect to the facts surrounding the transactions, and accounting analysis under highly technical accounting rules to determine the right period in which to record revenue.

     Taking that down one more level, when a contract involves multiple elements, such as sales of products that include maintenance or additional software releases or future or specified upgrade commitments, we allocate the value of the total purchase to each item within the purchase arrangement based on vendor-specific objective evidence of fair value or VSOE. If for accounting purposes we are unable to determine the fair value of an undelivered element, as defined by VSOE, revenue for the entire arrangement is deferred until all elements have been delivered. Given that many of our contracts involve bundled offerings, VSOE can be difficult to establish. For example, many of our large customers receive maintenance as part of a sale that also includes product. We historically have determined that portion of the sale to be classified and deferred as maintenance revenue based on VSOE. As part of our financial review, we have examined the amounts we have deferred for future maintenance and determined that, in certain circumstances, a greater amount of the sale should be deferred and recognized later over the maintenance period.

     As part of our review, we also made accounting judgments after a significant amount of technical and factual analysis on when a customer is owed a specified software upgrade. There is a complex body of accounting literature and guidance on this topic, which requires that we look at the total arrangement with a customer and beyond the four corners of the contract including any related product roadmaps, product development presentations and customer discussions. Based on the circumstances surrounding a particular customer arrangement, we may conclude that a customer's interest and expectation in

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receiving a future product enhancement constitutes a specified software upgrade, which may then cause revenue to be deferred and recognized in a future period.
In our review that has resulted in our restatements, we have evaluated the broader customer arrangement to determine if a specified upgrade existed. Under SOP 97-2, unless VSOE can be established on a specified upgrade, all of the revenue associated with the arrangement must be deferred until we can establish VSOE for the upgrade, or it is delivered or generally available.

     Looking at the total adjustments to revenue in our restated financial statements, most of the revenue adjustments result in revenue being deferred into subsequent periods, although there were a few adjustments that moved revenue into prior periods. The only exception is approximately $741,000 that was misclassified as revenue and has been corrected. That is less than one third of one percent of the total revenues over the period. The deferral of revenue is principally the result of our judgment that there is an additional obligation as part of the customer arrangement that requires the revenue to be pushed out. This would include items such as the existence of a specified upgrade, an additional undelivered element of the product or the timing of final customer acceptance. Revenue may also be deferred because the amount of maintenance or other service revenue associated with a sale was understated and an additional amount needed to be carved out of the product sale and spread across the maintenance period, typically five years.

     Where revenue recognition has been deferred and previously reported revenue has been decreased, deferred revenue on the balance sheet has been increased to reflect the movement. During the restatement period of January 1, 2001 to September 30, 2003, we had previously recorded approximately $302 million in total revenue. Our restated revenue total during this period is approximately $270 million and approximately $32 million moved outside the restatement period into the fourth quarter of 2003 or beyond, and as a result, the deferred revenue account has increased.

     The principle amount of all the revenue deferrals arose from one customer arrangement, which is referenced in the 10K-A. We have performed a comprehensive review of this arrangement, which we now deem to include specified product upgrades. Such upgrades had not been accounted for in prior periods. After applying a significant amount of technical accounting and factual analysis, we also concluded that there was not adequate evidence to establish VSOE for the separate products being delivered under this arrangement. As a result, we have now deferred the revenue associated with all products shipped to this customer under the arrangement in 2001 until the final software upgrade was delivered in the second quarter of 2002. We also have deferred a greater portion of the revenues associated with this arrangement as maintenance revenues, which are now being recognized ratably over five years. We have reached a similar conclusion regarding a subsequent transaction with the same customer that resulted in the deferral of revenue in the first three quarters of 2003 until the final specified software release was generally available in the fourth quarter of 2003.

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     As a result of all of these adjustments, our reported revenue in 2001 decreased by $44.4 million, in 2002 it increased by $31.4 million and for the first nine months of 2003 it decreased by $19.2 million, and of this, $12.1 million was recognized in the fourth quarter of 2003. Again, most of these adjustments relate to the customer arrangement I have just discussed.

Accruals and Reserve Balances

     The next major set of changes in the restatement relate to accrued expenses and reserves. As part of our financial review, we analyzed the supporting documentation and analysis for each of our accrued expense and reserve accounts for 2001 through 2003. We did that consistent with Statement of Financial Accounting Standard No. 5, which requires that contingent liabilities for which accruals and reserves are maintained be probable and estimable.

     As a result of that process, we concluded that a number of our accrued expense and reserve accounts did not have sufficient support to be maintained at their previously reported levels. Accordingly, they were reduced. The majority of adjustments occurred for the year-end of 2001, where the accruals and reserves were reduced by $9.2 million, and our loss was reduced by a like amount for that period. Following the adjustments made in 2001, the P&L impact for accrued expense and reserve accounts in 2002 was a reduction in the net loss in the amount of $424,000 and an increase in the net loss of $613,000 for the first nine months of 2003.

Valuation of Intangibles

     Let me now turn to the changes to our intangible assets value and related amortization. In early 2001 we acquired telecom technologies inc., or TTI, for approximately $550 million. Later in 2001, and again in 2002, we wrote off this investment with an impairment charge following our restructurings, which began in 2001. In re-auditing 2001, during which Arthur Andersen was our auditor and conducted the initial appraisals, we obtained a new appraisal for the intangible assets related to the TTI acquisition. Our new appraisal work determined that changes to our prior appraisal, on which our asset values had been based, were required.

     These changes have the effect of increasing the value of our intangible assets on December 31, 2001, which therefore had the follow-on effect of increasing the related impairment charge we took in 2002. Finally, the changes result in a remaining intangible asset value of $2.4 million on our books as of the end of 2003, which will be amortized during 2004. In the first quarter of 2004 the amortization expense was $600,000.

Restructuring

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     The next topic is restructuring. In 2001, we originally recorded a restructuring charge of $25.8 million, which included $21.3 million related to facilities, primarily to long-term lease commitments. In our 10-K for the year ended December 31, 2001, we disclosed that in the first quarter of 2002 we were reducing the previously reported restructuring charge by $16.6 million as a result of reaching a favorable settlement on the related lease. We have concluded that the reduction of this accrual should have been recorded in 2001. In addition, we have reduced the restructuring expense and related accruals by $1.9 million in 2001. The primary effect of these adjustments was to reduce the restructuring expense in 2001 and adjust the restructuring item in 2002 from a benefit to an expense.

Balance Sheet Reclassification

     The next topic is balance sheet reclassification items. Due in part to the revenue deferrals I have already discussed, our deferred revenue balance has increased substantially from levels we previously reported to you. This is primarily because previously reported revenue was derived from valid transactions and is now recorded as deferred revenue. Deferred revenue increased as of September 30, 2003 to $ 85.2 million from the previously reported amount of $34 million. At December 31, 2003 the balance was $87.0 million, and at March 31, 2004, it was $94.8 million.

     In addition to the deferral of previously reported revenue, the increase in our deferred revenue account results from two other items. First, we have changed our criteria for classifying deferred revenue. Rather than using the receipt of cash as a triggering event for recording deferred revenue, we have shifted to a model whereby we will record deferred revenue at the time when the customer is billed pursuant to a contractual right and collection is probable. This also has the effect of increasing our unearned accounts receivable balance and total accounts receivable. Unearned accounts receivable increased to $2.1 million for the period ending September 30, 2003. Our gross DSO is now higher than previously reported, but still well within industry norms. The final item affecting deferred revenue was a reconciliation of cash collections at the end of reporting periods, which had the effect of increasing our cash and deferred revenue balances by $7.0 million at December 2002 and by $8.1 million as of September 30, 2003.

Equity

     The last major restatement area relates to shareholder equity and deferred compensation. Note that all of the adjustments in this area are non-cash. We previously adopted the accelerated method of amortizing all deferred compensation defined under Financial Interpretation or (FIN) 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. We have now adjusted compensation expense to recapture the excess of accelerated compensation expense from employees that were terminated in connection with the restructuring we were doing at that time.

     The net effect of this adjustment, and others primarily related to employee terminations, is to decrease stock-based compensation by $2.6 million in 2002 and by $1.4 million in 2001, and to increase stock-based compensation by $117,000 for the first 9 months of 2003 in our restated financial statements.

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Summary

     There were several other less significant adjustments to our reported income statement for 2001. In total, the summary of all adjustments resulted in a decrease to our 2001 net loss by $9.8 million, to $635.6 million or a loss of $3.68 per share. Taking the effect of all the adjustments together for 2002, our net loss increased by $5.4 million to $73.8 million, or a loss of 39 cents per share. For the first nine months of 2003, through September 30th, our net loss increased by $15.7 million, to $22.0 million or a loss of 10 cents per share.

Quarterly Results

     With that background on the major aspects of our restated financial statements, let me now shift to a review of the financial results for the fourth quarter of 2003 and the first quarter of 2004. In the interest of time and getting to Q&A, I will keep my comments at a summary level, all of the detail for which is in the filings we made last night.

Fourth Quarter

     Starting with the fourth quarter of 2003, revenues were $46.4 million, of which $11.8 million were service revenues. Of the total revenue recorded in the quarter, approximately $12.1 million represents revenue that has shifted to the fourth quarter from prior periods. International revenue contributed 8% in the fourth quarter.

     Qwest and AT&T Wireless were 10% contributors during the quarter. In total, these customers comprised approximately 67% of our revenue in the fourth quarter. We derived product revenues from a total of 21 customers in Q4.

     Gross margins for the fourth quarter expanded to 62.7%. The increase in gross margin reflects favorable product mix as well as the benefit resulting from the sale of inventory previously written down of $3.9 million.

     Our headcount at the end of Q4 had increased to 401 employees from 378 in the prior quarter.

     Q4 operating expenses were $21.1 million. Note that these expenses included approximately $4.7 million in fees associated with the financial review we have been conducting and the associated audit work by our independent auditors.

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     Amortization of intangibles for the year was $2.4 million, reflecting the restatement impacts of the tti acquisition appraisal.

     Regarding share count, we ended the fourth quarter with fully diluted shares used for EPS calculations of 259 million shares.

     We reported net income for the fourth quarter of $6.9 million, or $0.03 per fully diluted share.

     From a balance sheet perspective, we ended the year with $305 million in cash, cash equivalents and marketable securities. This reflects cash generated from operations of $4.8 million during the year and the retirement of the $2 million we had outstanding under our equipment line during the fourth quarter of 2003.

     Our total accounts receivable were $23.8 million, with unearned receivables of $12.7 million. As a reminder, unearned receivables reflect the portion of our deferred revenue balance for which we have not yet received payment. DSO on our earned receivable balance was 22 days. If you were to include unearned receivables, DSO for the fourth quarter was 47 days.

     As the long-term component of our deferred revenues is now meaningful, we have broken this out from the current portion on our balance sheet. Long-term deferred revenues were $24.3 million at December 31, 2003. This balance includes the portion of multi-year service contracts or the service portion of bundled arrangements that will be recognized more than twelve months from the balance sheet date. The current portion of our deferred revenue was $62.7 million in Q4.

First Quarter 2004

     Turning now to our Q1 2004 results, revenues were $36.5 million, of which $10.3 million was service revenue. This sequential decline from the prior quarter is in part a result of the $12.1 million of product revenue recognized in Q4 that previously had been recognized in prior periods, as already discussed. Going forward, it is important to note that given that many of our contracts involve complex multiple element arrangements, our reported revenue may vary materially from quarter to quarter depending on when we receive acceptance or have delivered all of the elements judged to be part of a customer arrangement.

     Qwest, Softbank Broadband or more commonly known as Yahoo! Broadband and Verizon were at least 10% contributors during the quarter. In total, these customers comprised approximately 67 % of our revenue in the quarter. We derived product revenues from a total of 15 customers in Q1. International revenues in the first quarter represented 29% of the total.

     Gross margins for the first quarter were 66.1%. The increase over the Q4 result reflects a favorable product mix and the impact of supply chain efficiencies.

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     Our headcount at the end of the first quarter of 2004 was 438.

     Q1 operating expenses were $20.6 million. The sequential decrease in operating expenses reflects the accrual we established in Q4 for our audit-related expenses. A detailed breakout of our operating expenses is available in our press release.

     Stock-based compensation was $379,000 for the first quarter of 2004. Amortization of purchased intangibles was $600,000 in Q1, again reflecting the restatement impact of our tti acquisition in 2001.

     We ended the first quarter with a fully diluted share count of 256 million. The share count is lower in Q1 than Q4 as a result of the effect that our average share price has on the calculation of diluted shares.

     For first quarter of 2004, we had net income of $3 million or $0.01 per fully diluted share.

     Our balance sheet remained strong in the quarter. We ended the quarter with approximately $308 million in cash, cash equivalents and marketable securities. This reflects cash generated from operations of $3.3 million in the first quarter of 2004. CAPEX in the quarter was $2.2 million.

     Our total accounts receivable were $32.1 million, with unearned receivables of $21.2 million, which is the portion of our deferred revenue balance for which we have not yet received payment. Our DSO on our earned receivable balance was 27 days. If you were to include unearned receivables, our DSO for the first quarter was 79 days.

     Long-term deferred revenues increased to $29.5 million in the first quarter of 2004. The current portion of our deferred revenue was $65.2 million in Q1, with $21.2 million representing product shipments for which we have not yet received payment.

     With that, let me now turn the call back to Hassan for some final comments. Hassan?


Hassan Ahmed, chairman and chief executive officer:

     Thanks Brad. Before we take some of your questions, I want to add some final thoughts on the process we have just completed. At Sonus, we are committed to building a long-term, sustainable business. When we discovered these issues, we responded as quickly and as forcefully as possible. This process took several months because we felt it was necessary to review all of our financial results for these periods in great detail. We realize that this financial review process caused a great deal of concern among our shareholders, as we were not able to discuss the details. We are deeply grateful for your patience. Building shareholder value is a top priority at Sonus and that starts with preserving the integrity of our financials.

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     With this process now behind us, we are able to continue to build the momentum in our business unencumbered. Sonus has a strong position in a growing segment of the market and we are enthusiastic about the future. As you can imagine, we have focused a significant amount of time and energy on completing our financial review and yesterday's filings. We are now able to turn our full attention to finalizing our 10-Q for the second quarter of 2004 and completing our second quarter results. Following the announcement of our Q2 results, you will see us out on the road talking to our customers and shareholders about the exciting things happening in our business.

     I am tremendously appreciative of the support and dedication that we have received from our customers, our partners, our shareholders and the Sonus team during the last few months and for that, I would like to thank you all. With that, now let's take a few questions. Operator?

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